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NEWS RELEASE

                                     GE Employers Reinsurance Corporation
                                     5200 Metcalf Avenue Overland Park, KS 66201 www.ercgroup.com


                       ERC RESPONDS TO S&P Ratings Action

OVERLAND PARK, KANS. - September 3, 2003 - GE's Employers Reinsurance Corporation (GE ERC) today responded to Standard & Poor's A+ rating by reaffirming the company's financial strength and progress on its turnaround.

"S&P's rating says more about our past than our future," said Ron Pressman, Chairman, President, CEO. "We have faced the challenges of the past and made tremendous progress. ERC has never been stronger financially or strategically than it is today, and our future is bright."

Pressman highlighted the company's continued operating improvement and underwriting performance:

o Underwriting Performance - ERC's underwriting portfolio has been completely repositioned since 2000 under a new leadership team. The current year written combined ratio for the company's property and casualty businesses is below 95%, a key indicator of effective underwriting and profitability.

o Net Income - ERC earned more than $250 million in the first half of 2003, reversing a net loss of $132 million in the first six months of 2002.

o Reserves - ERC's reserves from prior periods have been strengthened by more than $5 billion since mid-year 2000 to recognize the industry-wide soft underwriting of the late-1990's.

o Investment Portfolio - ERC's $28 billion investment portfolio is strong and stable with more than 90% invested in bonds rated A or better.

o Surplus - ERC's statutory surplus totals $5.5 billion, providing customers excellent long-term security.

o Capital - Additionally, GE has recapitalized ERC's operating losses resulting from September 11th and the prior year reserve strengthening in 2002 with infusions of $2.4 billion.

"It is worth noting that more than 1,000 talented new associates have joined ERC during the past two years, many from the world's top reinsurance and insurance companies, representing a significant influx of some of the best and brightest people in our industry," Pressman added.

"We expect that ERC will continue to offer its clients tremendous financial security through this uncertain market and for decades to come."

GE Employers Reinsurance Corporation (NYSE: GE) is a company that protects lives, property and reputations. ERC serves clients with reinsurance and commercial insurance and other risk management services. More information on ERC is available at www.ercgroup.com.